Exhibit 32

Certification Pursuant to
18 U.S.C. Section 1350

In connection with the Quarterly Report of General Electric Capital Services, Inc. (the “registrant”) on Form 10-Q for the period ending September 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Jeffrey R. Immelt and James A. Parke, Chief Executive Officer and Vice Chairman and Chief Financial Officer, respectively, of the registrant, certify, pursuant to 18 U.S.C. § 1350, that to our knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the registrant.

October 24, 2005

/s/ Jeffrey R. Immelt
Jeffrey R. Immelt Chief Executive Officer

/s/ James A. Parke
James A. Parke Vice Chairman and Chief Financial Officer